EXHIBIT 23

                  CONSENT OF INDEPENDENT CERTIFIED ACCOUNTANTS

Kids Stuff, Inc.
North Canton, OH 44720

         As independent certified public accountants for Kids Stuff, Inc., we hereby consent to the use in this Pre-Effective Amendment No. 1 to Form S-3 Registration Statement on Form SB-2 for Kids Stuff, Inc. of our report included herein, which has a date of March 24, 2000, relating to the balance sheets of Kids Stuff, Inc. as of December 31, 1999 and 1998, and the related statements of operations, cash flows, and stockholders' equity for each of the three years in the period ended December 31, 1999 and to the reference to our firm under the caption "Experts" in the Prospectus.

                                                        /s/ Hausser + Taylor LLP
                                                            Hausser + Taylor LLP

North Canton, Ohio
April 20, 2000